Exhibit 99.1

GeoVax Enters into $1 Million Revolving Loan Agreement

ATLANTA, GA – October 26, 2026 – GeoVax Labs, Inc. (Nasdaq: GOVX), a clinical-stage biotechnology company developing vaccines and immunotherapies for infectious diseases and cancer, today announced that it has entered into an unsecured $1,000,000 Revolving Loan Agreement dated October 23, 2026 (the “Revolving Loan Agreement”) with Bowery Consulting Group Inc. (the “Lender”). The revolving loan facility provides for advances of up to $1,000,000 (the “Revolving Loan”), with any advances subject to the Lender’s approval. The Revolving Loan bears interest at a rate of 12% per annum and matures 12 months from issuance. The Revolving Loan Agreement contains customary representations and warranties, indemnification provisions, and conditions precedent to borrowing.

On October 23, 2026, Randal Chase, Dean Kollintzas, Nicole Lemerond, Jayne Morgan and John Spencer, Jr. resigned as directors of the Company, and Steven Brown, Tyler O’Brien and Manpreet Uppal were appointed as directors of the Company. Each of the newly appointed directors was nominated by the Lender pursuant to the Revolving Loan Agreement. Following these changes, the Company’s Board of Directors consists of five directors.

The Board has determined that each of the newly appointed directors meet the independence standards of the Securities and Exchange Commission and Nasdaq. Following their appointment, Mr. O’Brien and Mr. Uppal will join the Audit Committee together with Dr. Robert McNally.

David A. Dodd, Chairman and Chief Executive Officer of GeoVax, commented, “Securing this financing is an important achievement for GeoVax, reinforcing our balance sheet and providing the working capital needed to support our operations. I am pleased to welcome Steven, Tyler and Manpreet to our Board. Their diverse experience and strong leadership will bring fresh perspectives and valuable guidance as we continue to advance our GEO-MVA clinical program forward to what we believe will be an expedited pathway to commercialization. I would also like to express my deep appreciation to the departing Board members for their dedication and meaningful contributions to GeoVax’s journey. With strong leadership in place and a clear strategic path forward, we believe GeoVax is entering an exciting new chapter of growth and opportunity.”

Further information concerning the Revolving Loan Agreement and the newly appointed directors of the Company will be contained in the Form 8-K to be filed with the Securities and Exchange Commission.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About GeoVax

GeoVax Labs, Inc. is a clinical-stage biotechnology company focused on the development of vaccines and immunotherapies addressing high-consequence infectious diseases and solid tumor cancers. GeoVax’s priority program is GEO-MVA, a Modified Vaccinia Ankara (MVA)–based vaccine targeting mpox and smallpox. The program is advancing under an expedited regulatory pathway, with plans to initiate a pivotal Phase 3 clinical trial in late 2026, to address critical global needs for expanded orthopoxvirus vaccine supply and biodefense preparedness. In oncology, GeoVax is developing Gedeptin®, a gene-directed enzyme prodrug therapy (GDEPT) designed to enhance immune checkpoint inhibitor activity. Gedeptin has completed a multicenter Phase 1/2 clinical trial in advanced head and neck cancer and is being advanced into combination strategies, including planned neoadjuvant and first-line settings. GeoVax maintains a global intellectual property portfolio supporting its infectious disease and oncology programs and continues to evaluate strategic partnerships and funding opportunities aligned with its development priorities. For more information, visit www.geovax.com.

Forward-Looking Statements

This release contains forward-looking statements regarding GeoVax’s business plans, the Revolving Loan Agreement and the availability of advances thereunder,. and the timing and outcome of its clinical development and regulatory activities. The words “believe,” “look forward to,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Actual results may differ materially from those included in these statements due to a variety of factors, including whether: GeoVax is able to obtain acceptable results from ongoing or future clinical trials of its investigational products, GeoVax’s immuno-oncology products and preventative vaccines can provoke the desired responses, and those products or vaccines can be used effectively, GeoVax’s viral vector technology adequately amplifies immune responses to cancer antigens, GeoVax can develop and manufacture its immuno-oncology products and preventative vaccines with the desired characteristics in a timely manner, GeoVax’s immuno-oncology products and preventative vaccines will be safe for human use, GeoVax’s vaccines will effectively prevent targeted infections in humans, GeoVax’s immuno-oncology products and preventative vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete development, there is development of competitive products that may be more effective or easier to use than GeoVax’s products, GeoVax will be able to enter into favorable manufacturing and distribution agreements, GeoVax is able to regain and maintain compliance with Nasdaq continued listing requirements, the timing of initiation and completion of the GEO-MVA Phase 3 trial and of any EMA marketing authorization, GeoVax's ability to continue as a going concern, the Lender permits GeoVax to draw down any portion of the loan commitment, which is subject to the Lender’s sole and absolute discretion, and whether the loan commitment is terminated, GeoVax is able to generate sufficient cash flow or raise additional capital to service, repay or refinance its indebtedness on acceptable terms or at all, GeoVax is able to comply with the covenants and other obligations in the Revolving Loan Agreement, including obtaining the Lender’s consent where required, an event of default occurs that results in the acceleration of GeoVax’s indebtedness or the exercise of other remedies by the Lender, GeoVax’s level of indebtedness limits its financial flexibility, operations or ability to pursue its business strategy or obtain additional financing, and other factors, over which GeoVax has no control.

Further information on our risk factors is contained in our periodic reports on Form 10-Q and Form 10-K that we have filed and will file with the SEC. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Company Contact:

info@geovax.com

678-384-7220

Media Contact:

Jessica Starman

media@geovax.com

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